Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

  Vice President and Treasurer

  540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 19, 2008) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its third quarter of fiscal year 2008, that ended on January 31, 2008.

Net sales declined 18% as compared with the third quarter of the prior fiscal year to $132,837,000. Sales of core products declined 14% in the third quarter, as remodeling sales declined by a low single-digit percentage and new construction sales declined more than 25% as compared with the third quarter of the prior year. Net sales for the nine-month period ended January 31, 2008 declined 23% to $459,124,000 as compared with the comparable nine-month period of the prior fiscal year.

Net income for the third quarter of fiscal 2008 was a loss of ($2,021,000), or ($0.14) per diluted share, compared with net income of $3,779,000, or $0.24 per diluted share, in the prior year. Net income for the first nine months of fiscal 2008 was $4,235,000, or $0.29 per diluted share, down 84% from the prior year’s $26,380,000, or $1.64 per diluted share.

Gross profit for the third quarter of fiscal 2008 was 13.3% of sales, as compared with 18.0% in the previous year. Gross profit for the first nine months of fiscal 2008 was 17.4% of sales, down from 20.4% in the prior year. Gross profit was adversely impacted during the third quarter by one-time severance and separation costs associated with headcount reductions across the Company’s 15 manufacturing plants, as well as by costs associated with the Company’s decision to close its smallest plant. These charges aggregated 1.0% of net sales in the third quarter of fiscal 2008. The remainder of the decline in gross profit margin experienced during the third quarter primarily reflected the unfavorable impact of inefficiencies in labor, overhead and freight costs stemming from lower sales volumes, as well as rising fuel costs. These inefficiencies more than offset favorability related to an improved sales mix that resulted from the prior completion of the Company’s low-margin products transition.

Selling, general and administrative costs were 16.9% of net sales in the third quarter of fiscal 2008, up from 15.1% of net sales in the prior year. Selling, general and administrative costs were 16.5% of net sales in the first nine months of fiscal 2008, up from 13.6% in the comparable period of the prior year. The Company reduced its operating expenses 7% as compared with the third quarter of the prior fiscal year, driven primarily by reduced performance-based compensation. This cost reduction was more than offset by the Company’s sales decline.

The Company generated operating cash flows of $20.6 million in the third quarter of fiscal 2008 and used $4.8 million for capital expenditures and investments in promotional displays, generating $15.8 million in free cash flow. The Company repurchased $4.9 million of its common stock and paid $1.3 million in dividends during the third quarter. The Company generated $23.9 million of free cash flow, repurchased $22.7 million of its common stock and paid $3.5 million in dividends during the nine-month period ended January 31, 2008.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended January 31		Nine Months Ended January 31
	2008	2007	2008	2007
Net Sales	$132,837	$161,224	$459,124	$594,794
Cost of Sales & Distribution	115,125	132,156	379,393	473,752

Gross Profit	17,712	29,068	79,731	121,042
Sales & Marketing Expense	16,547	16,886	55,290	52,716
G&A Expense	5,931	7,444	20,457	28,005

Operating Income	(4,766)	4,738	3,984	40,321
Interest & Other (Income) Expense	(353)	(580)	(1,212)	(1,450)
Income Tax Expense	(2,392)	1,539	961	15,391

Net Income (Loss)	$(2,021)	$3,779	$4,235	$26,380

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,390,904	16,044,636	14,644,859	16,099,541
Earnings (Loss) Per Diluted Share	$(0.14)	$0.24	$0.29	$1.64

Balance Sheet

	January 31, 2008	April 30, 2007
Cash & Cash Equivalents	$55,431	$58,125
Customer Receivables	20,159	38,074
Inventories	46,608	56,349
Other Current Assets	12,020	11,260

Total Current Assets	136,218	163,808
Property, Plant & Equipment	154,979	166,821
Other Assets	19,093	18,066

Total Assets	$310,290	$348,695

Current Portion – Long-Term Debt	$875	$854
Accounts Payable & Accrued Expenses	51,604	67,206

Total Current Liabilities	52,479	68,060
Long-Term Debt	26,188	26,908
Other Liabilities	20,643	27,630

Total Liabilities	99,310	122,598
Stockholders’ Equity	210,980	226,097

Total Liabilities & Stockholders’ Equity	$310,290	$348,695

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended January 31,
	2008	2007
Net Cash Provided by Operating Activities	$39,383	$63,714
Net Cash Used by Investing Activities	(15,472)	(17,911)
Net Cash Used by Financing Activities	(26,605)	(24,119)

Net Increase in Cash and Cash Equivalents	(2,694)	21,684
Cash and Cash Equivalents, Beginning of Period	58,125	47,955

Cash and Cash Equivalent, End of Period	$55,431	$69,639

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